EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mohawk Industries, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-130190) on Form S-3 and (No 333-52070, No. 33-52544, No. 33-67282, No 33-87998, No 333-23577, No 333-74806, No 333-91908 and No 333-143370) on Form S-8, of Mohawk Industries, Inc. of our report dated February 23, 2007, relating to the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and subsidiaries as of December 31, 2006 and 2005, which appears in this Form 10-K of Mohawk Industries, Inc.

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

/s/ Veerle Catry
Veerle Catry
Merelbeke, Belgium

February 29, 2008